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Exhibit 23 - Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8) effective March 12, 1993 and May 25, 1994 pertaining to the Saga Communications, Inc. 1992 Stock Option Plan, the Registration Statement (Form S-8) effective June 6, 1997 pertaining to the Saga Communications, Inc. 1997 Non-employee Director Stock Option Plan, and in the related Prospectus' of our report dated February 13, 1998 with respect to the consolidated financial statements and schedule of Saga Communications, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 1997.


                                    /s/ Ernst & Young LLP
                                    -----------------------------
                                    Ernst & Young LLP


Detroit, Michigan
March 27, 1998


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